Exhibit 2.1
DATED THE 6th DAY OF December 2005

Between

SUN NEW MEDIA INC.
as Purchaser

And

SUN MEDIA INVESTMENT HOLDINGS LTD.
as Vendor

SALE AND PURCHASE AGREEMENT
relating to 75 million ordinary shares
consisting of
10.15% of all the ordinary shares
in the share capital of
SUN BUSINESS NETWORK

DIBB LUPTON ALSOP
41st Floor, Bank of China Tower
1 Garden Road
Central, Hong Kong

THIS SALE AND PURCHASE AGREEMENT is made on December 6, 2005
BETWEEN:
(1)	SUN NEW MEDIA INC., a corporation incorporated and existing under the laws of the State of Minnesota, the United States of America, whose stocks are traded on the OTC Bulletin Board in the United States of America (the “Purchaser”); and

(2)	SUN MEDIA INVESTMENT HOLDINGS LIMITED, a company incorporated in the British Virgin Islands, having its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands. (the “Vendor”).
WHEREAS:
(A)	SUN BUSINESS NETWORK (the “Company”) was incorporated in Singapore and has, at the date hereof, an authorised share capital of S$50,000,000 consisting of 1,000,000,000 ordinary shares of S$0.05 each, of which 738,686,200 ordinary shares of S$0.05 each are issued and paid-up. The Company is carrying on the business of publishing magazines and other publications in Singapore.

(B)	The Vendor is the legal and beneficial owner of 110 million issued and paid-up ordinary shares in the share capital of the Company.

(C)	The Vendor owns 27% of the all issued and paid common shares in the capital of Asia Network Technologies Ltd.(the “ANT”) and holds the management rights of the ANT under the Joint-Venture Agreement in Annex I. The Vendor and its interested parties beneficially owns 50% of a 32,440km two-core national IP protocol fiber optic network serving 440 cities in China (the “ANT” Network) and have the rights in the use of 10 G bandwidth of the ANT Network.

(D)	The Vendor has agreed to sell to the Purchaser, and the Purchaser has agreed to purchase from the Vendor, the Sale Shares (as defined below) on the terms and subject to the conditions contained in this Agreement.
NOW IT IS HEREBY AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement and in the Schedules unless the context requires otherwise:

“Business Day” means a day (other than a Saturday, Sunday or gazetted public holiday) on which commercial banks are open for business in Singapore;

“Completion” means completion of the sale and purchase of the Sale Shares pursuant to Clause 5;

“Completion Date” means the date falling 10 Business Days after the date on which the conditions set out in Clause 3.1 have been fulfilled or waived pursuant to Clause 3.2 but in any event, not later than Jan 31st,2006 or such other date as the parties may mutually agree in writing;

“Consideration” shall have the meaning ascribed to it in Clause 4.1;

“Consideration Shares” shall have the meaning ascribed to it in Clause 4.1;

“Encumbrance” means any mortgage, assignment of receivables, debenture, lien, charge, pledge, title retention, right to acquire, security interest, option, pre-emptive or other similar right, right of first refusal and any other encumbrance or condition whatsoever;

“OTC Bulletin Board” is a regulated quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter (OTC) equity securities;

“Sale Shares” means the 75 million ordinary shares of S$0.15 each in the capital of the Company, representing10.15 per cent (10.15%) of the issued and paid-up share capital of the Company;

“Transaction” includes any transaction, act, event or omission of whatever nature;

“Warranties” means the representations, warranties and undertakings made by the Vendor contained or referred to in this Agreement;

“S$” means the lawful currency of Singapore; and

“US$” means the lawful currency of the United States of America.
1.2	(a)	The headings in this Agreement are inserted for convenience only and shall not affect the construction of this Agreement.
(b)	Any reference in this Agreement to “this Agreement” includes all amendments, additions, and variations thereto agreed between the parties hereto.

(c)	Unless the context otherwise requires, words importing the singular shall include the plural and vice versa; words importing a specific gender shall include the other genders (male, female or neuter), and “person” shall include an individual, corporation, company, partnership, firm, trustee, trust, executor, administrator or other legal personal representative, unincorporated association, joint venture, syndicate or other business enterprise, any governmental, administrative or regulatory authority or agency (notwithstanding that “person” may be sometimes used herein in conjunction with some of such words), and their respective successors, legal personal representatives and assigns, as the case may be, and pronouns shall have a similarly extended meaning.

(d)	The words “written” and “in writing” include any means of visible reproduction. References to “Recitals”, “Clauses”, and “Schedules” are to the recitals, clauses of, and the schedules to, this Agreement (unless the context otherwise requires). Any reference to a “paragraph” is to a reference to a paragraph of the Clause in which such reference appears. The Schedules form part of this Agreement and have the same force and effect as if expressly set out in the body of this Agreement.
1.3	Any thing or obligation to be done under this Agreement which requires or falls to be done on a stipulated day, shall be done on the next succeeding Business Day, if the day upon which that thing or obligation to be done falls on a day which is not a Business Day.

2.	SALE OF THE SALE SHARES

2.1	Subject to the terms and conditions of this Agreement, the Vendor shall sell as legal and beneficial owner and the Purchaser, relying on the Warranties, shall purchase the Sale Shares, free from all Encumbrances and together with all rights, dividends, entitlements and advantages now and hereafter attaching thereto.

2.2	The Purchaser shall not be obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously.

3.	CONDITIONS

3.1	The sale and purchase of the Sale Shares is conditional upon:
(a)	the receipt by the Purchaser of such waivers or consents as may be necessary to enable the Purchaser and/or its nominee(s) to be registered as holder of any and all of the Sale Shares;

(b)	all other consents and approvals required under any and all applicable laws for the sale of the Sale Shares and to give effect to the Transactions contemplated hereunder (including, without limitation, such waivers as may be necessary of terms which would otherwise constitute a default under any instrument, contract, document or agreement to which the Vendor or the Company is a party or by which the Vendor or the Company or its or their respective assets are bound) being obtained and where any consent or approval is subject to conditions, such conditions being satisfactory to the Purchaser in its sole and absolute discretion;

(c)	all consents and approvals required under any and all applicable laws in the United States of America for the issue and allotment of the Consideration Shares by the Purchaser being obtained, including, without limitation, any approvals required from the shareholders of the Purchaser; and

(d)	the Warranties remaining true and not misleading in any respect at Completion, as if repeated at Completion and at all times between the date of this Agreement and Completion.
3.2	The parties hereby undertake to procure the fulfilment of the conditions set out in Clause 3.1 by the Completion Date. Unless specifically waived by either party, if any of the conditions stated in Clause 3.1 shall not be fulfilled on or before the Completion Date or such other date as the parties shall mutually agree in writing, this Agreement shall ipso facto cease and determine and neither party shall have any claim against the other for costs, damages, compensation or otherwise.

4.	CONSIDERATION FOR THE SALE SHARES

4.1	The consideration for the purchase of the Sale Shares (the “Consideration”) shall be satisfied by the issuance of 2,008,929 shares at the price of US$3.50 per share in the share capital of the Purchaser issued and alloted for the satisfaction of the Consideration (the

“Consideration Shares”), free from all Encumbrances and together with all rights, dividends, entitlements and advantages now and hereafter attaching thereto.

4.2	The Consideration shall be satisfied in accordance with Clause 5.3.

5.	COMPLETION

5.1	Subject to Clause 3, Completion shall take place on the Completion Date at the offices of the Vendor(or at such other place as the parties may agree) where all of the events described below shall occur.

5.2	On Completion, the Vendor shall deliver to, or, in the case of Clause 5.2 (f) make available for inspection by, the Purchaser:
(a)	evidence in form and substance satisfactory to the Purchaser of the satisfaction of the conditions specified in Clause 3.1;

(b)	the share certificates in respect of the Sale Shares, together with valid share transfer forms in respect of the Sale Shares, duly executed by the Vendor in favour of the Purchaser and/or its nominee(s);

(c)	certified true copies of the resolutions passed by the board of directors of the Company:
(i)	approving the transfer of the Sale Shares to the Purchaser, and/or the transfer of all or any part of the Sale Shares to a nominee or nominees appointed by the Purchaser;

(ii)	authorising the issue of new share certificates in respect of the Sale Shares in favour of the Purchaser and/or such nominee(s) of the Purchaser; and

(iii)	approving the entry into the register of members of the Company, the name of the Purchaser and/or such nominee(s) of the Purchaser as the holder of the Sale Shares and the making of such other entries into other corporate records of the Company as may be necessary.
(d)	certified true copies of the resolutions passed by the board of directors of the Vendor:
(i)	approving the sale of the Sale Shares to the Purchaser and/or its nominee(s); and

(ii)	authorising the execution and delivery by the Vendor of this Agreement, and all other documents and agreements ancillary or pursuant thereto or in connection therewith, and the execution thereof (where necessary) under the common seal of the Vendor;
(e)	such waivers or consents as may be necessary to enable the Purchaser and/or its nominee(s) to be registered in the register of members of the Company as holders of any and all of the Sale Shares; and

(f)	the certificates of incorporation, certificates of incorporation on change of name, common seals, the memoranda and articles of association, cheque books and all statutory and other books and records and current business registration certificates and business licences of the Company (duly written up-to-date).
5.3	On Completion and against compliance with the provisions of Clause 5.2, the Purchaser shall deliver the share certificates in respect of the Consideration Shares, together with valid share transfer forms in respect of the Consideration Shares, duly executed by the Purchaser in favour of the Vendor and/or its nominee(s).

5.4	No party shall be obliged to perform any of its obligations under Clauses 5.2 and 5.3 unless the other party performs its obligations under such Clauses.

5.5	Without prejudice to any other remedies available, if in any respect the provisions of this Clause 5 are not complied with by either of the parties hereto on the Completion Date, the party not in default may:
(a)	defer Completion to a date not more than twenty-eight (28) days after the Completion Date (and so that the provisions of this Clause shall apply to Completion as so deferred); or

(b)	effect Completion so far as practicable having regard to the defaults which have occurred (without prejudice to their rights hereunder); or

(c)	rescind this Agreement.
5.6	In the event that Completion shall not take place due to any failure to satisfy any or all the conditions precedent mentioned in Clause 3 or the occurrence of any event which is beyond the reasonable control of the Purchaser this Agreement shall ipso facto cease and all parties hereto shall have no claims against each other save for (a) antecedent breaches of any representations or undertakings and/or (b) as provided for in this Agreement.

6.	WARRANTIES

6.1	The Vendor hereby represents, warrants and undertakes to and with the Purchaser (with the intent that the provisions of this Clause 6.1 shall continue to have full force and effect notwithstanding Completion) that:
(a)	it is currently, and shall on Completion be, the legal and beneficial owner of the Sale Shares, and that the Sale Shares represent, and shall on Completion represent, 13.03 per cent. (13.03%) of the issued and paid-up share capital of the Company;

(b)	it is entitled to sell and transfer or procure the transfer of the Sale Shares to the Purchaser and/or its nominee(s), free from all and any Encumbrances together with all rights and benefits attaching thereto as at the Completion Date and no other person has or shall have any rights of pre-emption over the Sale Shares;

(c)	on Completion, the Sale Shares are and shall have been authorised, allotted, validly issued and fully paid-up; and

(d)	it has full power and authority to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the Transactions contemplated hereby and thereby and that this Agreement and all such other agreements and obligations entered into and undertaken in connection with the Transactions contemplated hereby constitute its valid and legally binding obligations, enforceable against it in accordance with their respective terms and the execution and delivery of, and the performance by it of its obligations under, this Agreement (including without limitation, the transfer of all its interests, direct or indirect, in the Company).
Each of the representations, warranties and undertakings above shall be separate and independent and shall not be limited by anything in this Agreement.

6.2	The Vendor hereby represents and warrants to the Purchaser that the Company is a company duly incorporated and validly existing under the laws of its place of incorporation and has all requisite power and authority (corporate and otherwise) to own its properties and assets and carry on its business as now being conducted.

6.3	The Vendor further warrants and undertakes to and with the Purchaser (with the intent that the provisions of this Clause 6.3 shall continue to have full force and effect notwithstanding Completion) that:
(a)	all Warranties contained herein will be fulfilled and will be true and correct at Completion in all respects as if they had been given afresh at Completion; and

(b)	in relation to any Warranty which refers to the knowledge, information or belief of the Vendor, that it has made due and proper enquiry into the subject matter of that Warranty.
6.4	The Vendor acknowledges that the Purchaser has entered into this Agreement in full reliance upon and on the basis of each of the Warranties contained herein.

6.5	The Warranties shall be separate and independent and save as expressly provided shall not be limited by reference to any other Clause or anything in this Agreement.

6.6	In the event of it becoming apparent on or before Completion that the Vendor is in breach of any of the Warranties or any other term of this Agreement, the Purchaser may, at its sole discretion, rescind this Agreement by notice in writing to the Vendor. Upon termination of this Agreement under this Clause 6.6, the Purchaser shall be entitled to be indemnified and held harmless against all legal, accounting and other costs and expenses incurred by the Purchaser in connection with this Agreement.

6.7	Save for this Clause 6, neither of the parties hereto makes any other representations or warranties, express or implied, to the other party and each of the parties hereto acknowledges to the other party that it has not relied on or been induced by any other warranties or representations made by the other party or its agents or representatives to enter into this Agreement.

6.8	The Warranties and all other provisions of this Agreement insofar as the same shall not have been performed at Completion shall not in any respect be extinguished or affected by Completion, or by any other event or matter whatsoever, except by a specific and duly authorised written waiver or release by the Purchaser.

7.	Post-completion Covenant

Upon the request of the Purchaser, the Vendor shall procure that the ANT provide the Purchaser with the national free usage of 1G bandwidth of the ANT Network on and subject to the terms and conditions as the Vendor and the ANT may mutually agree.

8.	GENERAL

8.1	Each party to this Agreement shall bear its own legal and other costs and expenses of and incidental to this Agreement and the sale and purchase hereby agreed to be made.

8.2	The provisions of this Agreement including the representations, warranties, covenants and undertakings herein contained (insofar as the same shall not have been fully performed at Completion) shall remain in full force and effect notwithstanding Completion. Completion shall not prejudice any rights of either of the parties which may have accrued hereunder prior to Completion.

8.3	This Agreement, and the documents referred to in it, constitutes the entire agreement and understanding between the parties relating to the subject matter of this Agreement and neither of the parties has entered into this Agreement in reliance upon any representation, warranty or undertaking of the other party which is not set out or referred to in this Agreement. The parties agree that no variations or modifications shall be made to this Agreement unless agreed to by the parties in writing. Nothing in this Clause 8.2 shall however operate to limit or exclude liability for fraud.

8.4	Save as expressly provided herein, any right of termination conferred upon the Purchaser or the Vendor shall be in addition to and without prejudice to all other rights and remedies available to it and no exercise or failure to exercise such a right of termination shall constitute a waiver of any such other right or remedy.

9.	ILLEGALITY

The illegality, invalidity or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.

10.	NOTICES

Any notice required to be given by a party hereto to the other party shall be deemed validly served by hand delivery or by telefax or by prepaid registered letter or by a recognised courier service sent to its address or facsimile number given herein or such other address or facsimile number as may from time to time be notified for this purpose. The initial addresses and telefax numbers of the parties are:

The Purchaser	:	Sun New Media Inc.

Fax Number	:	1-888-865-0901

Address	:	PO Box 297, 1142 S. Diamond Bar Blvd., Diamond Bar, CA 91765

Attention	:	Bruno Wu Zheng

The Vendor	:	Sun Media Investment Holdings

Fax Number	:	8621-68419749

Address	:	Unit01-03,20/F,China Insurance Building
166 Lu Jiazui East Road,Pudong,Shanghai

Attention	:	John Li Zongyang
Any such notice or communication shall be deemed to have been served:
(a)	if delivered by hand, at the time of delivery; or

(b)	if posted by prepaid ordinary mail, at the expiration of three (3) days after the envelope containing the same shall have been put into the post; or

(c)	if sent by facsimile, upon the receipt by the sender of the transmission report indicating that the notice or communication has been sent in full to the recipient’s facsimile machine, or such other similar medium of receipt; or

(d)	if sent by courier, at the expiration of two (2) days after the package containing the same shall have been received by the relevant courier company.
In proving such service it shall be sufficient to prove that delivery by hand was made or that the envelope containing such notice or document was properly addressed and posted as a prepaid ordinary mail letter or that the facsimile confirmation note indicates the transmission was successful, or, as the case may be, the package containing such notice or document was properly addressed and sent to the relevant courier company.

11.	REMEDIES AND WAIVERS

No failure on the part of either party to this Agreement to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

12.	TIME OF ESSENCE

Any date, time or period mentioned in any provision of this Agreement may be extended by mutual agreement between the parties hereto but as regards any time, date or period originally fixed and not extended or any time, date or period so extended as aforesaid time shall be of the essence.

13.	FORCE MAJEURE

Save as is otherwise specifically provided in this Agreement, the parties hereto shall not be liable for failures or delays in performing their obligations hereunder arising from any cause beyond their control, including but not limited to acts of God, acts of civil or military authority, fires, strikes, lockouts or labour disputes, epidemics, governmental restrictions, wars, riots, earthquakes, storms, typhoons, floods and breakdowns in electronic and computer information and communications systems and in the event of any such delay the time for any party’s performance shall be extended for a period equal to the time lost by reason of the delay which shall be remedied with all due despatch in the circumstances.

14.	COUNTERPARTS

This Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Either party may enter into this Agreement by signing any such counterpart and each counterpart may be signed and executed by the parties and transmitted by facsimile transmission and shall be as valid and effectual as if executed as an original.

15.	GOVERNING LAW

This Agreement shall be governed by, and construed in accordance with, the laws of Hong Kong. The parties hereto agree to submit to the non-exclusive jurisdiction of the courts of Hong Kong.

IN WITNESS WHEREOF the parties have hereunto set their hands.

THE VENDOR

SIGNED by	)
)
for and on behalf of	)
SUN MEDIA INVESTMENT HOLDINGS LTD.	)
in the presence of:	)

THE PURCHASER

SIGNED by	)
)
for and on behalf of	)
SUN NEW MEDIA INC.	)
in the presence of:	)